Press Release
Tengion Announces Promotion of A. Brian Davis to Chief Financial Officer and Senior Vice President, Finance

WINSTON-SALEM, N.C., Aug. 7, 2013 /PRNewswire/ -- Tengion, Inc. (OTCQB: TNGN), a leader in regenerative medicine, today announced the promotion of A. Brian Davis to Chief Financial Officer and Senior Vice President, Finance. Mr. Davis has served as Chief Financial Officer of Tengion since joining the Company in 2010 and recently helped facilitate the Company in raising $33.6M to fund research and development activities for its two lead clinical programs, the Neo-Kidney Augment™ and the Neo-Urinary Conduit™.

"Brian has demonstrated exceptional execution in leading Tengion's financial efforts and has been instrumental in several transformative events for the Company, including the recent strategic investment from Celgene and simultaneous financing," commented John L. Miclot, President and Chief Executive Officer of Tengion. "We look forward to continuing the development of our Organ Regeneration Platform™ under Brian's financial leadership to drive further value and growth for Tengion."

Prior to joining Tengion, Mr. Davis served 15 years at Neose Technologies, Inc., a biopharmaceutical company using enzymatic technologies to develop improved protein therapeutics, where he advanced from Controller to Senior Vice President, Finance and CFO. He holds a B.S. in Accounting from Trenton State College and an M.B.A. from the Wharton School of the University of Pennsylvania. He is a Certified Public Accountant.

"Brian is an integral part of our team, and this promotion is well-deserved," said David Scheer, Chairman of the Tengion Board of Directors. "We congratulate Brian and thank him for his dedicated and tireless commitment to the company."

About Tengion

Tengion, a clinical-stage regenerative medicine company, is focused on developing its Organ Regeneration Platform™ to harness the intrinsic regenerative pathways of the body to regenerate a range of native-like organs and tissues with the goal of delaying or eliminating the need for chronic disease therapies, organ transplantation, and the administration of anti-rejection medications. The Company commenced a Phase 1 clinical trial in May 2013 for its Neo-Kidney Augment™, which is designed to prevent or delay dialysis or kidney transplantation by increasing renal function in patients with advanced chronic kidney disease. The Company is conducting this initial clinical trial in Sweden and is actively enrolling patients with chronic kidney disease and anticipates commencement of an initial clinical trial in the United States during the fourth quarter of 2013. An initial clinical trial is ongoing for the Company's Neo-Urinary Conduit™, an autologous implant that is intended to catalyze regeneration of native-like urinary tissue for bladder cancer patients requiring a urinary diversion following bladder removal.

SOURCE Tengion, Inc.

Brian Davis, brian.davis@tengion.com, 336.201.0155